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                                                                  EX-99.CODE ETH

                                 THE WEISS FUND
                   CODE OF ETHICS UNDER THE SARBANES-OXLEY ACT

                       (Adopted as of September 30, 2004)

I.    INTRODUCTION

The Board of Trustees of The Weiss Fund (the "Investment Company") has established this Code of Ethics (the "Code") in accordance with the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. This Code does not supersede or otherwise affect the separate codes of ethics that the Investment Company and its investment adviser have adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

This Code is designed to deter wrongdoing and promote:

            (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

            (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that the Investment Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Investment Company;

            (iii) compliance with applicable governmental laws, rules, and regulations;

            (iv) the prompt internal reporting of violations of the Code to an appropriate person or persons; and

            (v) accountability for adherence to the Code.

The Code applies to the Investment Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, regardless of whether these individuals are employed by the Investment Company or a third party (collectively, "Covered Officers," each of whom is set forth in Exhibit A). For the purposes of this Code, the Review Officer is Leslie-Anne Moore.

II.   PRINCIPLES OF HONEST AND ETHICAL CONDUCT

      A. General Objectives

            The Investment Company expects its Covered Officers to adhere to the highest possible standards of honest and ethical conduct. All Covered Officers are expected to handle actual or apparent conflicts of interest between personal and professional relationships in a manner that is above reproach, and to place the interests of the Investment Company above their own personal interests.
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      B. Conflicts of Interest

            All Covered Officers should be scrupulous in avoiding a conflict of interest with regard to the Investment Company's interests. A conflict of interest occurs when an individual's private interest interferes in any way -- or even appears to interfere -- with the interests of the Investment Company. A conflict situation can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his or her work for the Investment Company objectively and effectively. Conflicts of interest also arise when a Covered Officer, or a member of his or her family, receives improper benefits as a result of his or her position with the Investment Company, whether such benefits are received from the Investment Company or a third party. ANY CONFLICT OF INTEREST THAT ARISES IN A SPECIFIC SITUATION OR TRANSACTION MUST BE DISCLOSED BY THE COVERED OFFICER TO THE REVIEW OFFICER AND RESOLVED BEFORE TAKING ANY ACTION.

            Conflicts of interest may not always be evident, and Covered Officers should consult with the Review Officer or the Investment Company's legal counsel if they are uncertain about any situation.

            Examples of possible conflicts of interest include:

            1.    Outside Employment or Activities

            Covered Officers may not engage in any outside employment or activity that interferes with their performance or responsibilities to the Investment Company or is otherwise in conflict with or prejudicial to the Investment Company. A Covered Officer must disclose to the Review Officer any outside employment or activity that may constitute a conflict of interest and obtain the Review Officer's approval before engaging in any such employment or activity.

            2.    Gifts

            Covered Officers may not accept gifts or other items of more than de minimis value from any person or entity that does business with or on behalf of the Investment Company.

            3.    Other Situations

            Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations in this Code. If a proposed transaction or situation raises any questions or doubts, a Covered Officer should consult with the Review Officer or Investment Company counsel before engaging in the transaction or activity.

      C. Corporate Opportunities

            Covered Officers may not exploit for their own personal gain, or for the personal gain of their family members or relatives, opportunities that are discovered through the use of Investment Company property, information, or position, unless the opportunity is first disclosed fully in writing to the Board of Trustees and the Board of Trustees declines to pursue such opportunity.

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III.  FULL, FAIR, ACCURATE, TIMELY, AND UNDERSTANDABLE DISCLOSURE IN INVESTMENT
      COMPANY DISCLOSURE AND REPORTING DOCUMENTS

      As a registered investment company, it is of critical importance that the Investment Company's public communications, reports, and SEC filings contain full, fair, accurate, timely, and understandable disclosure. Accordingly, the Investment Company's Covered Officers are expected to consider it central to their roles as officers of the Investment Company to promote full, fair, accurate, timely, and understandable disclosure in the Investment Company's public communications and reports, and in the documents that the Investment Company files with, or submits to, the SEC.

      Depending on his or her position with the Investment Company, a Covered Officer may be called upon to provide necessary information to make the Investment Company's public reports, communications, and SEC filings and submissions complete, fair, and understandable. The Investment Company expects its Covered Officers to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Investment Company's public disclosure requirements. Covered Officers may be asked to certify the accuracy of all responses and information provided for inclusion in the Investment Company's public reports, communications, and SEC filings and submissions.

IV.   COMPLIANCE WITH APPLICABLE GOVERNMENTAL RULES AND REGULATIONS

      As a registered investment company, the Investment Company is subject to regulation by the SEC and must comply with Federal securities laws and regulations, as well as other applicable laws. The Investment Company insists on strict compliance with the spirit and the letter of these laws and regulations. Each Covered Officer shall cooperate with Investment Company counsel, the Investment Company's independent accountants, and the Investment Company's other service providers with the goal of maintaining the Investment Company's material compliance with applicable governmental rules and regulations.

      The Investment Company expects its Covered Officers to comply with all laws, rules, and regulations applicable to the Investment Company's operations and business. Covered Officers should seek guidance whenever they are in doubt as to the applicability of any law, rule, or regulation, or regarding any contemplated course of action. Covered Officers should also make use of the various guidelines which the Investment Company and its service providers have prepared on specific laws and regulations. IF IN DOUBT ON A COURSE OF ACTION, A GOOD GUIDELINE IS "ALWAYS ASK FIRST, ACT LATER" -- IF YOU ARE UNSURE OF WHAT TO DO IN ANY SITUATION, SEEK GUIDANCE BEFORE YOU ACT.

      Upon obtaining knowledge of any material violation of any applicable law, rule, or regulation by the Investment Company or a person acting with or on behalf of the Investment Company, a Covered Officer shall report such violation to the Review Officer, Investment Company counsel, or both. (See Section VI of the Code for a discussion of reporting Code violations.) Each Covered Officer shall cooperate or take such steps as may be necessary or appropriate to remedy any such material violation.


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V.    CONFIDENTIALITY

      The Investment Company's Covered Officers must maintain the confidentiality of information entrusted to them by the Investment Company, except when disclosure is authorized by Investment Company counsel or required by laws or regulations. Whenever possible, Covered Officers should consult with Investment Company counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors or harmful to the Investment Company or its shareholders if disclosed. The obligation to preserve confidential information continues even after employment as a Covered Officer ends.

VI. PROMPT INTERNAL REPORTING OF VIOLATIONS OF THE CODE; EVALUATION OF POSSIBLE VIOLATIONS; DETERMINATION OF SANCTIONS

      A. Reporting to Review Officer.

            The Investment Company's Covered Officers shall promptly report knowledge of, or information concerning, any material violation of this Code to the Review Officer. Any such report shall be in writing, and shall describe in reasonable detail the conduct that such Covered Officer believes to have violated this Code. The Review Officer shall also have the authority to draft a report of a suspected material violation of the Code, if no written report is made by a Covered Officer.

      B. Evaluation of Reports.

            The Review Officer shall then consult with Investment Company counsel to the extent necessary to determine whether the reported conduct actually violates the Code. If it is determined that there has been a violation of the Code, the Review Officer will determine (in consultation with Investment Company counsel) whether the violation has had or may have, in the reasonable judgment of the Review Officer, a material adverse impact upon the Investment Company.

            1. No Material Adverse Impact on the Investment Company. If the Review Officer determines that the violation has not caused a material adverse impact upon the Investment Company, the Review Officer shall determine what sanctions, if any, may be appropriate for the violation. (See Section VIII of the Code for a discussion of possible sanctions.)

            2. Material Adverse Impact on the Investment Company. If the Review Officer determines that the violation has caused a material adverse impact upon the Investment Company, the Review Officer shall promptly notify the Board of such violation. The Board shall be entitled to consult with independent legal counsel to determine whether the violation actually has had a material adverse impact upon the Investment Company; to formulate sanctions, if any, appropriate for the violation; or for any other purpose that the Board, in its business judgment, determines to be necessary or advisable. (See Section VIII of the Code for a discussion of possible sanctions.)


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      C. Periodic Reports by Review Officer to Board of Trustees.

            The Review Officer shall report to the Board at each regularly scheduled Board meeting all violations of this Code with respect to the Investment Company (whether or not they caused a material adverse impact upon the Investment Company) and all sanctions imposed.

VII.  WAIVERS OF PROVISIONS OF THE CODE

      A. A Covered Officer may request a waiver of a provision of this Code if there is a reasonable likelihood that a contemplated action would be a material departure from a provision of the Code. Waivers will not be granted except under extraordinary or special circumstances.

            The process of requesting a waiver shall consist of the following steps:

            a. The Covered Officer shall set forth a request for waiver in writing and submit such request to the Review Officer. The request shall describe the conduct, activity, or transaction for which the Covered Officer seeks a waiver, and shall briefly explain the reason for engaging in the conduct, activity, or transaction.

            b. The determination with respect to the waiver shall be made in a timely fashion by the Review Officer, in consultation with Investment Company counsel, and submitted to the Board for ratification.

            c. The decision with respect to the waiver request shall be documented and kept in the Investment Company's records for the appropriate period mandated by applicable law or regulation.

      B. Disclosure of Waivers.

            To the extent required by applicable law, waivers (including "implicit waivers") shall be publicly disclosed on a timely basis. An "implicit waiver" is defined as the Investment Company's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an "executive officer" of the Investment Company. For this purpose, an "executive officer" is the Investment Company's President or Chief Executive Officer, Vice President (who is in charge of a principal policymaking function), or any other person who performs similar policymaking functions for the Investment Company. For the purpose of determining whether an "implicit waiver" has occurred, if a material departure from a provision of the Code is known only by the Covered Officer who has caused the material departure, the material departure will not be considered to have been made known to an executive officer of the Investment Company.

VIII. ACCOUNTABILITY FOR ADHERENCE TO THE CODE

      The matters covered in this Code are of the utmost importance to the Investment Company and its shareholders, and are essential to the Investment Company's ability to conduct


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its business in accordance with its stated values. The Investment Company's
Covered Officers are expected to adhere to these rules in carrying out their duties for the Investment Company.

      The Investment Company will, if appropriate, take action against any of its Covered Officers whose actions are found to violate this Code. Sanctions for violations of the Code may include, among other things, a requirement that the violator undergo training related to the violation, a letter of sanction, the imposition of a monetary penalty, and/or suspension or termination of the employment of the violator. Where the Investment Company has suffered a loss because of violations of this Code or applicable laws, regulations, or rules, it may pursue its remedies against the individuals or entities responsible.

IX.   RECORDKEEPING

      A. General.

            The Investment Company requires accurate recording and reporting of information in order to make responsible business decisions. The Investment Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Investment Company's transactions, and must conform both to applicable legal requirements and to the Investment Company's system of internal controls.

      B. Code of Ethics Records.

            A copy of this Code, any amendments hereto, and any reports or other records created in relation to waivers of or amendments to provisions of this Code shall be kept as records of the Investment Company for six years from the end of the fiscal year in which such document was created. Such records shall be furnished to the SEC or its staff upon request.

X.    AMENDMENTS TO THE CODE

      The Covered Officers and the Review Officer are encouraged to recommend improvements to this Code to the Board of Trustees. The Investment Company's Board may amend the Code in its discretion with respect to the Investment Company. In connection with any amendment to the Code, the Review Officer shall prepare a brief description of the amendment, in order that this description may be disclosed in accordance with applicable law and regulations.


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